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                               POWER OF ATTORNEY

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                               POWER OF ATTORNEY
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This general Power of Attorney is made this ninth day of July 1997 by
Christopher Harwood Bernard Mills.

I hereby appoint Claudia Margaret Cecil Perkins of Ryder Court, 14 Ryder Street, London SW1Y 6QB, England, to be my attorney whereby she is empowered to sign on my behalf all documents required for the proper conduct of the businesses of J O Hambro & Partners Limited, North Atlantic Smaller Companies Investment Trust Plc and its subsidiaries, American Opportunity Trust PLC and its subsidiaries, Growth Financial Services Limited and Eveswise Ltd Retirement & Death Scheme. This Power shall include but not be limited to authorising all statutory, regulatory and other legal submissions which may be required to be made by any of the above companies.

IN WITNESS WHEREOF I have hereunto set my hand and seal the day and year first above written:



Signed, Sealed and Delivered     )
By the above named               )   /s/ Christopher Harwood Bernard Mills
CHRISTOPHER HARWOOD BERNARD MILLS)
in the presence of:              )

                                 Maureen O'Hara
                                 Ryder Court
                                 14 Ryder Street
                                 London SW1Y 6QB
                                 England

                            JOINT FILING AGREEMENT

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